Corporate Presentation December 2008

Forward-looking Statements The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward- looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER; the results of our ongoing patent litigation and the risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trials; whether the patents and patent applications owned by us will protect the Company's products and technology and be enforceable against third parties; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008, which risk factors are incorporated herein by reference.

Balance short term economic pressures with long term goal of growing shareholder value The Company's plan for 2009 consists of the following key components: Manage the Company to ensure there is no need to raise additional capital. Manage the Company to be profitable in 2010 and possibly profitable by Q4 '09. Maximize Opana revenues in partnership with Endo. Leverage currently unvalued assets, primarily through outlicensing (Opana ex-US, nalbuphine, drug delivery technology). Advance A0001 to value creation point of proof of concept clinical trial in patients in 2009. 2009 Strategy for Penwest

2009 Value Drivers We believe that by pursuing this strategy we can enter into 2010: As a profitable and cash flow positive Company. Continuing to protect shareholders from additional dilution. Leveraging currently unvalued assets to create long term growth. With a potentially "meaningful" compound in A0001 and rights to a second NCE compound based on the same technology as A0001.

2008 Accomplishments Opana ER Increased scripts and market share Began receiving royalties Penwest leading efforts to outlicense Opana ex-US A0001 Completed IND enabling tox studies Filed IND and held Pre-IND meeting Completed single ascending dose safety study Made progress on selection of second NCE Other Completed two out-licensing deals for the drug delivery formulation business (Cobalt and Otsuka)

Sales Update Patents Opana(r) ER

7 WAC/tab Opana ER Weekly TRx Physician Demand Nearly Doubled During 2008 Source: IMS Weekly Data TRx volume is now nearly 10,000 per week Demand has nearly doubled over the course of 2008 Market share based on weekly data has risen along with total volume

Prosecution Status of Endo Patent Applications Serial Number Expiration if issued Claims Status 10/190,192 July 3, 2022 A method of controlling pain Endo expects to file Appeal Brief by year end. 3 PK Patents (not published) 2022-2027 PK & label claims Filed under expedited review. Endo expects to file Appeal Briefs year end for all three. 11/426,170 July 3, 2022 Food effects (AUC & Cmax) Expecting final action from examiner in Q4. End preparing to file Appeal Brief once Office Action is received. 11/427,438 July 3, 2022 PK claims Ready for examination. No Office Action yet. 11/425,966 July 3, 2022 Tablet dissolution Ready for examination. No Office Action yet.

A0001 A0001 Lead Compound Co-enzyme Q class of drug. High dose co-enzyme Q supplementation is thought to have an effect in mitochondrial diseases. A0001 is more bioavailable than co-enzyme Q. Marketed in the 70's in France as a compound for hypertension and various myopathies. Small molecule designed to be delivered orally. We plan to study initially in mitochondrial respiratory chain disorders.

A0001 Opportunity Growing scientific understanding of the role mitochondria plays in various diseases and increasing interest in the space by pharma. Significant unmet medical need for mitochondrial respiratory chain disorders. Orphan drug exclusivity (7 years) for mitochondrial respiratory chain disorders. Compound may be applicable to larger indications. We believe compound is chemically similar to idebenone (in Phase III development by Santhera), but potentially more potent. Development involves small patient trials with proof of concept utilizing biomarkers.

A0001 2008 Development Completed IND enabling tox studies for A0001 in Q1 ^08 Met with FDA H1 ^08 and Filed IND Completed Phase I single dose safety studies for A0001

A0001 2009 Next Steps Complete multiple ascending dose safety study H1 '09 Complete clinical trial proof of concept data in mitochondrial patients Initiate 6 month tox program

Recent Financial Results ($ in thousands) 2007 Q1 '08 Q2 '08 Q3 '08 Revenues $ 3,308 $ 739 $ 1,316 $ 1,361 Gross Profit 2,703 570 808 1,039 SG&A 14,260 4,324 3,071 2,247 R&D (Excl. Named Prog. Spend) 12,733 3,044 2,447 2,709 R&D Named Program Spend 10,828 3,341 2,077 3,179 Total R&D Expense 23,561 6,385 4,524 5,888 Total Opex 37,821 10,709 7,595 8,135 Loss from Operations (35,118) (10,139) (6,787) (7,096) Investment Inc/(Interest Exp), net 653 (158) (141) (181) Net Loss $(34,465) $ (10,297) $ (6,928) $ (7,277)

Projected 2009 Cash Spend vs. 2008 Estimate 2009 2008 Debt Service Debt Service $ 6.0m $3.6m Programs Programs 4.0m 12m -13m Salary, Benefits & Other Comp Salary, Benefits & Other Comp 54-58% Other Major Items (in order of size): Other Major Items (in order of size): Other Major Items (in order of size): R&D Related Costs Rent & Bldg Costs 2009 Overhead Legal fees 2008 Overhead $17m - 18m Public Co. Costs $18m - 19m Insurance Information Technology All Other (Less than 10%) (Less than 10%)

Key Financial Points We expect year end 2008 cash to be above the previous guidance of $14-16 million. Our 2009 business plan is designed to avoid being forced to finance. We plan to maintain a cash balance of $10+ million at all times during 2009. We expect to be profitable for the full year 2010 and could achieve profitability on a quarterly basis by as early as Q4 '09. We plan to provide more complete financial guidance in January 2009.

2009 Key Events Opana ER Increasing sales Clarity around IP Financial Strength Profitability in 2010 and possibly Q4 '09 Manage cash to ensure no need to finance Leverage unvalued assets Outlicensing deals being pursued for Opana ex-US, nalbuphine, drug delivery A0001 Complete multiple ascending dose safety study. H1 '09 Conduct proof of concept trial in mitochondrial patients Initiate 6 month tox program Select additional NCE from Edison entitled to under agreement